Exhibit 99.1

Contacts

Media	Analysts		Investors
Joe Muehlenkamp 314.554.4135 jmuehlenkamp@ameren.com	Doug Fischer 314.554.4859 dfischer@ameren.com	Matt Thayer 314.554.3151 mthayer@ameren.com	Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces Third Quarter 2013 Results

Updates 2013 Guidance

•	Third Quarter 2013 Diluted EPS from Continuing Operations Were $1.25

•	Guidance for 2013 Diluted EPS from Continuing Operations Updated to Range of $2.00 to $2.10, Compared to Prior $2.00 to $2.15, Reflecting Cooler-Than-Normal Temperatures

ST. LOUIS, Nov. 7, 2013 — Ameren Corporation (NYSE: AEE) today announced net income from continuing operations for the third quarter of 2013 of $305 million, or $1.25 per diluted share, compared to $309 million, or $1.28 per diluted share, for the third quarter of 2012. As a result of the March 2013 agreement to divest its merchant generation business to an affiliate of Dynegy Inc. (NYSE:DYN) and its plan to sell its Elgin, Gibson City and Grand Tower merchant gas-fired energy centers, Ameren has classified the results of this business as discontinued operations in its financial statements.

The reduction in earnings from continuing operations for the third quarter of 2013, compared to the third quarter of 2012, was primarily the result of lower electric sales volumes to native load customers due to temperatures that were cooler than those of the prior-year period. Partially offsetting factors included a rate increase for Missouri electric service, effective in Jan. 2013, and higher Illinois electric delivery earnings recognized under formula ratemaking reflecting timing differences, increased rate base and a higher allowed return on equity.

“Cooler-than-normal weather had a negative impact on third quarter earnings,” said Thomas R. Voss, chairman, president and CEO of Ameren Corporation. “As a result, we have updated our 2013 guidance for earnings from continuing operations to a range of $2.00 to $2.10 per diluted share, compared to our prior range of $2.00 to $2.15 per diluted share.

“We have achieved three important milestones in recent weeks,” Voss added. “In August, the Illinois Commerce Commission approved a Certificate of Public Convenience and Necessity for key portions of

NEWS RELEASE

the Illinois Rivers transmission project and we expect the remainder of the project to be approved by March of next year. Further, in October, the Federal Energy Regulatory Commission approved our divestiture of the merchant generation business to a Dynegy affiliate and we announced an agreement to sell our merchant gas-fired energy centers. Both transactions are expected to close by year-end. These milestones reflect our focus on rate-regulated operations and allocation of growth capital to higher and more predictable return opportunities.”

Ameren recorded net income from continuing operations for the nine months ended Sept. 30, 2013 of $464 million, or $1.91 per diluted share, compared to $507 million, or $2.09 per diluted share, for the nine months ended Sept. 30, 2012. This earnings decline reflected lower electric sales volumes to native load customers due to summer temperatures that were cooler than those of the prior-year period. The earnings comparison was also negatively impacted by 2013 Callaway refueling and maintenance outage expenses as there were no such expenses in the year-ago period when there was no refueling outage. The comparison was also impacted by the absence, in 2013, of the 2012 benefit of 7 cents per diluted share from a Federal Energy Regulatory Commission order related to a disputed Missouri purchased power agreement and a 2013 charge of 7 cents per diluted share resulting from a Missouri court decision related to fuel adjustment clause treatment of certain prior-period wholesale sales. These negative factors were partially offset by rate increases for Missouri electric and Illinois transmission service, both effective in Jan. 2013, as well as higher Illinois electric delivery earnings. The latter reflected the absence, in 2013, of a 2012 required donation, as well as increased rate base and a higher allowed return on equity under formula ratemaking.

2013 Earnings Guidance

Ameren now expects 2013 earnings from continuing operations to be in a range of $2.00 to $2.10 per diluted share, compared to the prior range of $2.00 to $2.15 per diluted share. This updated guidance incorporates the negative impact of cooler-than-normal third quarter 2013 temperatures on electric sales volumes. The updated guidance continues to incorporate approximately 20 cents per diluted share of parent company and other costs, including certain costs which were previously allocated to the merchant generation business. Guidance is presented on a continuing operations basis reflecting classification of the merchant generation business as discontinued operations.

Ameren’s 2013 earnings guidance for continuing operations assumes normal temperatures for the fourth quarter of the year. In addition, this guidance is subject to the effects of, among other things, completion of Ameren’s divestiture of the merchant generation business, including sale of the Elgin, Gibson City, and

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Grand Tower gas-fired energy centers; changes in 30-year United States Treasury bond yields; regulatory decisions and legislative actions; energy center operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment third quarter 2013 earnings were $238 million, compared to third quarter 2012 earnings of $236 million. The increase in earnings reflected an increase in rates for electric service, effective in Jan. 2013, and disciplined cost management. These positive factors were partially offset by lower electric sales volumes to native load customers due to temperatures that were cooler than those of the prior-year period.

Ameren Illinois Segment Results

Ameren Illinois segment third quarter 2013 earnings were $77 million, compared to third quarter 2012 earnings of $71 million. The increase in earnings reflected higher Illinois electric delivery earnings recognized under formula ratemaking resulting from timing differences, increased rate base and a higher allowed return on equity. This positive factor was partially offset by lower electric sales volumes to native load customers largely due to temperatures that were cooler than those of the prior-year period.

Parent Company and Other

Parent company and other results from continuing operations were a loss of $10 million for the third quarter of 2013, compared to earnings of $2 million for the third quarter of 2012. This decrease in earnings primarily reflected a decrease in asset retirement obligation costs in the prior-year period and higher income tax expense in the current-year period. Parent company and other results include interest expense and certain other costs which were previously allocated to the merchant generation business, as well as other costs historically not allocated to Ameren’s business segments.

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Discontinued Operations

Ameren’s net loss from discontinued operations for the third quarter of 2013 was $3 million, or 1 cent per diluted share, compared to third quarter 2012 earnings of $65 million, or 26 cents per diluted share. This decrease in earnings primarily reflected the absence, in 2013, of a third quarter 2012 noncash income tax benefit of $45 million related to a first quarter 2012 asset impairment charge, as well as lower realized power sales prices. The tax benefit arose from the requirement to recognize interim period income tax expense using the annual estimated effective rate.

Ameren’s net loss from discontinued operations for the nine months ended Sept. 30, 2013 was $212 million, or 88 cents per diluted share, compared to a net loss from discontinued operations for the nine months ended Sept. 30, 2012 of $325 million, or $1.34 per diluted share. This reduced loss reflected lower asset impairment charges partially offset by lower realized power sales prices.

Summary of Net Results

Ameren recorded third quarter 2013 net income of $302 million, or $1.24 per diluted share, compared to third quarter 2012 net income of $374 million, or $1.54 per diluted share. Net income for the nine months ended Sept. 30, 2013 was $252 million, or $1.03 per diluted share, compared to net income for the nine months ended Sept. 30, 2012 of $182 million, or 75 cents per diluted share.

Ameren’s earnings or loss per diluted share from continuing operations and discontinued operations, as well as net income or loss per diluted share, was as follows:

	Third Quarter		Nine Months
	2013	2012	2013	2012
Earnings per diluted share from continuing operations	$1.25	$1.28	$1.91	$2.09
Earnings (loss) per diluted share from discontinued operations	(0.01)	0.26	(0.88)	(1.34)
Net income per diluted share	$1.24	$1.54	$1.03	$0.75

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Thursday, Nov. 7, to discuss third quarter 2013 earnings, 2013 earnings guidance and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q3 2013 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted

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in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Nov. 7 through Nov. 14 by dialing U.S. 877.660.6853 or international 201.612.7415, and entering ID number 423009.

About Ameren

St. Louis-based Ameren Corporation serves 2.4 million electric customers and more than 900,000 natural gas customers in a
64,000-square-mile area through our Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric and natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of 10,300 megawatts, and natural gas delivery service. Ameren Transmission Company of Illinois develops regional electric transmission projects. In 2013, we entered into definitive agreements to divest our Illinois-based merchant generation business. For more information, visit Ameren.com.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2012 and Ameren’s Form 10-Q for the quarter ended March 31, 2013, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

completion of Ameren’s divestiture of its merchant generation business, which is subject to Illinois Pollution Control Board approval of an Illinois Multi-Pollutant Standard (MPS) variance in favor of Illinois Power Holdings, LLC, an affiliate of Dynegy Inc., on the same material terms as Ameren Energy Resources’ existing Illinois MPS variance, and completion of the sale of the Elgin, Gibson City, and Grand Tower gas-fired energy centers, which is subject to Federal Energy Regulatory Commission and other regulatory approvals;

•

Ameren’s exit from the merchant generation business, which could result in additional impairments of long-lived assets, disposal-related losses, contingencies, reduction of existing deferred tax assets, or could have other adverse impacts on the financial condition, results of operations and liquidity of Ameren;

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of Ameren Illinois’ natural gas delivery service rate case filed in 2013; the court appeals of Ameren Illinois’ electric rate order issued in 2012; Ameren Missouri’s request with the Missouri Public Service Commission for an accounting authority order relating to the deferral of certain fixed costs; Ameren Illinois’ request for rehearing of FERC’s July 2012 and June 2013 orders regarding the alleged inclusion of acquisition premiums in Ameren Illinois transmission rates; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms;

•

the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act (IEIMA), including the direct relationship between Ameren Illinois’ return on common equity and the 30-year United States Treasury bond yields, the related financial commitments required by the IEIMA and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•

the effects of Ameren Illinois’ expected participation, beginning in 2014, in the regulatory framework provided by the state of Illinois’ recently enacted Natural Gas Consumer, Safety and Reliability Act, which allows for the use of a rider to recover costs of certain infrastructure investments made between rate cases;

•	the effects of, or changes to, the Illinois power procurement process;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation;

•

changes in laws and other governmental actions, including monetary, fiscal, and tax policies, such as changes that result in our being unable to claim all or a portion of the cash tax benefits that are expected to result from the divestiture of the merchant generation business;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

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•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest, which may have a significant effect on the financial condition of Ameren’s merchant generation segment;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•

disruptions of the capital markets, deterioration in our credit metrics, or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•

our assessment of our liquidity, including liquidity concerns for Ameren’s merchant generation business, and specifically for Ameren Energy Generating Company, whose ability to borrow additional funds from external third-party sources is restricted;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•

the impact of weather conditions and other natural phenomena on us and our customers, including the impacts of droughts which may cause lower river levels and could limit our energy centers’ ability to generate power;

•	the impact of system outages;

•	generation, transmission, and distribution asset construction, installation, performance, and cost recovery;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected investment and returns in a timely fashion, if at all;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with additional nuclear generation at its Callaway Energy Center;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned, unplanned and refueling outages, and future decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, including the divestiture of the merchant generation business, and any related tax implications;

•

the impact of current environmental regulations on utilities and power generating companies and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our energy centers, increase our costs, result in an impairment of our assets, result in sales of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren’s and Ameren Missouri’s energy centers or required to satisfy energy sales made by Ameren or Ameren Missouri;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cybersecurity attacks or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Operating Revenues:
Electric	$1,507	$1,579	$3,823	$3,898
Gas	131	130	693	625

Total operating revenues	1,638	1,709	4,516	4,523

Operating Expenses:
Fuel	222	194	648	550
Purchased power	128	260	400	630
Gas purchased for resale	42	40	344	304
Other operations and maintenance	383	362	1,229	1,126
Depreciation and amortization	175	161	528	496
Taxes other than income taxes	121	114	354	337

Total operating expenses	1,071	1,131	3,503	3,443

Operating Income	567	578	1,013	1,080

Other Income and Expenses:
Miscellaneous income	20	17	51	53
Miscellaneous expense	5	6	18	28

Total other income	15	11	33	25

Interest Charges	88	99	289	295

Income Before Income Taxes	494	490	757	810

Income Taxes	187	179	288	298

Income from Continuing Operations	307	311	469	512

Income (Loss) from Discontinued Operations, Net of Tax	(3)	63	(212)	(331)

Net Income	304	374	257	181

Less: Net Income (Loss) Attributable to Noncontrolling Interests:

Continuing Operations	2	2	5	5

Discontinued Operations	-	(2)	-	(6)

Net Income (Loss) Attributable to Ameren Corporation:

Continuing Operations	305	309	464	507

Discontinued Operations	(3)	65	(212)	(325)

Net Income Attributable to Ameren Corporation	$302	$374	$252	$182

Earnings (Loss) per Common Share – Basic:

Continuing Operations	$1.26	$1.28	$1.92	$2.09
Discontinued Operations	(0.01)	0.26	(0.88)	(1.34)

Earnings per Common Share – Basic	$1.25	$1.54	$1.04	$0.75

Earnings (Loss) per Common Share – Diluted:

Continuing Operations	$1.25	$1.28	$1.91	$2.09
Discontinued Operations	(0.01)	0.26	(0.88)	(1.34)

Earnings per Common Share – Diluted	$1.24	$1.54	$1.03	$0.75

Average Common Shares Outstanding – Basic	242.6	242.6	242.6	242.6

Average Common Shares Outstanding – Diluted	245.1	242.9	244.4	242.9

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	September 30, 2013	December 31, 2012

ASSETS
Current Assets:
Cash and cash equivalents	$169	$184
Accounts receivable - trade (less allowance for doubtful accounts)	469	354
Unbilled revenue	226	291
Miscellaneous accounts and notes receivable	109	71
Materials and supplies	581	570
Current regulatory assets	173	247
Current accumulated deferred income taxes, net	43	170
Other current assets	108	98
Assets of discontinued operations	1,395	1,600

Total current assets	3,273	3,585

Property and Plant, Net	15,834	15,348
Investments and Other Assets:
Nuclear decommissioning trust fund	459	408
Goodwill	411	411
Intangible assets	19	14
Regulatory assets	1,729	1,786
Other assets	660	667

Total investments and other assets	3,278	3,286

TOTAL ASSETS	$22,385	$22,219

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$884	$355
Accounts and wages payable	414	533
Taxes accrued	159	50
Interest accrued	120	89
Customer deposits	106	107
Mark-to-market derivative liabilities	65	92
Current regulatory liabilities	149	100
Other current liabilities	190	168
Liabilities of discontinued operations	1,141	1,166

Total current liabilities	3,228	2,660

Long-term Debt, Net	5,274	5,802
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,422	3,176
Accumulated deferred investment tax credits	65	70
Regulatory liabilities	1,703	1,589
Asset retirement obligations	392	375
Pension and other postretirement benefits	1,042	1,138
Other deferred credits and liabilities	534	642

Total deferred credits and other liabilities	7,158	6,990

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,624	5,616
Retained earnings	967	1,006
Accumulated other comprehensive loss	(19)	(8)

Total Ameren Corporation stockholders’ equity	6,574	6,616
Noncontrolling Interests	151	151

Total equity	6,725	6,767

TOTAL LIABILITIES AND EQUITY	$22,385	$22,219

AMEREN CORPORATION (AEE)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2013	2012

Cash Flows From Operating Activities:
Net income	$257	$181
Loss from discontinued operations, net of tax	212	331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	500	466
Amortization of nuclear fuel	46	63
Amortization of debt issuance costs and premium/discounts	18	13
Deferred income taxes and investment tax credits, net	258	249
Allowance for equity funds used during construction	(26)	(26)
Stock-based compensation costs	19	23
Other	14	(6)
Changes in assets and liabilities	(83)	(204)

Net cash provided by operating activities - continuing operations	1,215	1,090
Net cash provided by operating activities - discontinued operations	99	222

Net cash provided by operating activities	1,314	1,312

Cash Flows From Investing Activities:
Capital expenditures	(943)	(762)
Nuclear fuel expenditures	(34)	(56)
Purchases of securities - nuclear decommissioning trust fund	(147)	(341)
Sales and maturities of securities - nuclear decommissioning trust fund	134	326
Other	(1)	(6)

Net cash used in investing activities - continuing operations	(991)	(839)
Net cash used in investing activities - discontinued operations	(42)	(123)

Net cash used in investing activities	(1,033)	(962)

Cash Flows From Financing Activities:
Dividends on common stock	(291)	(284)
Dividends paid to noncontrolling interest holders	(5)	(5)
Capital issuance costs	-	(7)
Short-term debt, net	-	(143)
Redemptions, repurchases, and maturities of long-term debt	-	(754)
Issuances of long-term debt	-	882
Other	-	4

Net cash used in financing activities - continuing operations	(296)	(307)
Net cash used in financing activities - discontinued operations	-	-

Net cash used in financing activities	(296)	(307)

Net change in cash and cash equivalents	(15)	43
Cash and cash equivalents at beginning of year	209	255

Cash and cash equivalents at end of period	194	298

Less cash and cash equivalents at end of period, discontinued operations	25	25

Cash and cash equivalents at end of period, continuing operations	$169	$273

Noncash financing activity - dividends on common stock	$-	$(7)

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,579	4,031	10,244	10,352
Commercial	4,060	4,128	11,123	11,195
Industrial	2,290	2,268	6,539	6,533
Other	28	28	89	89

Native load subtotal	9,957	10,455	27,995	28,169
Off-system and wholesale	985	1,696	4,653	5,483

Subtotal	10,942	12,151	32,648	33,652

Ameren Illinois
Residential
Power supply and delivery service	1,230	2,720	4,375	7,735
Delivery service only	1,984	910	4,481	1,281
Commercial
Power supply and delivery service	676	889	1,956	2,396
Delivery service only	2,688	2,754	7,121	6,939
Industrial
Power supply and delivery service	417	385	1,273	1,167
Delivery service only	2,727	3,245	8,133	8,954
Other	130	139	395	400

Native load subtotal	9,852	11,042	27,734	28,872

Eliminate affiliate sales	-	-	(41)	-

Ameren Total from Continuing Operations	20,794	23,193	60,341	62,524

Electric Revenues (in millions):
Ameren Missouri
Residential	$459	$463	$1,130	$1,055
Commercial	404	367	970	874
Industrial	160	142	387	343
Other	21	25	39	72

Native load subtotal	1,044	997	2,526	2,344
Off-system and wholesale	31	49	141	160

Subtotal	$1,075	$1,046	$2,667	$2,504

Ameren Illinois
Residential
Power supply and delivery service	$123	$278	$413	$807
Delivery service only	103	46	211	63
Commercial
Power supply and delivery service	59	77	167	214
Delivery service only	64	63	144	139
Industrial
Power supply and delivery service	17	13	53	39
Delivery service only	11	14	34	37
Other	55	45	138	105

Native load subtotal	$432	$536	$1,160	$1,404

Eliminate affiliate revenues and other	-	(3)	(4)	(10)

Ameren Total from Continuing Operations	$1,507	$1,579	$3,823	$3,898

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS, CONT’D

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Electric Generation - megawatthours (in millions):
Ameren Missouri	11.1	12.2	32.6	34.2

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.933	1.852	1.856	1.709

Gas Sales - decatherms (in thousands):
Ameren Missouri	768	948	8,033	6,084
Ameren Illinois	5,707	6,179	57,674	48,443

Ameren Total	6,475	7,127	65,707	54,527

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$238	$236	$362	$400
Ameren Illinois	77	71	139	130
Other	(10)	2	(37)	(23)

Ameren Total	$305	$309	$464	$507

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM DISCONTINUED OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Electric Sales - kilowatthours (in millions):
Energy sales	5,983	6,622	19,018	18,789
Affiliate native energy sales	1,388	653	2,634	1,447

Subtotal	7,371	7,275	21,652	20,236

Eliminate affiliate sales	(1,388)	(653)	(2,634)	(1,447)

Total from Discontinued Operations	5,983	6,622	19,018	18,789

Electric Revenues (in millions):
Nonaffiliate energy sales	$320	$295	$881	$789
Affiliate native energy sales	46	83	94	242
Other	3	-	22	10

Subtotal	$369	$378	$997	$1,041

Eliminate affiliate revenues and other	(58)	(85)	(119)	(244)

Total from Discontinued Operations	$311	$293	$878	$797

Electric Generation - megawatthours (in millions):
Ameren Energy Generating Company (Genco)	5.1	5.0	14.2	13.6
AmerenEnergy Resources Generating Company (AERG)	1.7	1.8	5.2	5.4

Total from Discontinued Operations	6.8	6.8	19.4	19.0

Fuel Cost per kilowatthour (cents):	2.451	2.496	2.468	2.474

AMEREN CORPORATION (AEE)

CONSOLIDATED FINANCIAL STATISTICS

	September 30, 2013	December 31, 2012
Common Stock:
Shares outstanding (in millions)	242.6	242.6
Book value per share	$27.09	$27.27
Capitalization Ratios:
Common equity	51.8%	52.0%
Preferred stock	1.1%	1.1%
Debt, net of cash(a)	47.1%	46.9%

(a) Excludes cash and debt of discontinued operations.